March 14, 2017

CAMAC Petroleum Limited
c/o ERIN ENERGY Corporation
1330 Post Oak Blvd., Suite 2250
Houston, TX 77056
Attention: Chief Financial Officer

Re: Extension of Maturity Date for the Second Amended and Restated Promissory Note executed as of August 7, 2014 (“Note”) among CAMAC Petroleum Limited (“CPL”), a company incorporated in the Federal Republic of Nigeria, CAMAC Energy Inc., a Delaware corporation now known as Erin Energy Corporation and the sole shareholder of the Borrower (the “Parent” and together with CPL, the “Borrower”), and Allied Energy Plc, a Nigerian public limited company (the “Lender”).
Dear Sirs:
Pursuant to Section 14(b) of the Note, this letter serves as an amendment to the Note, whereby the Maturity Date, as defined in the Note shall be extended to April 30, 2018. Accordingly, the definition of “Maturity Date” shall be revised to read as follows:
“Maturity Date” means April 30, 2018
In consideration of the above extension, Borrower and Parent shall amend the Note to grant Lender the right to, at the sole option of Lender, convert all or any portion of the principal amount of and/or any accrued and unpaid interest on the Note then outstanding (such amount being converted, the “Convertible Amount”) in accordance with the terms of the Note into a number of shares of Common Stock of the Parent, as described in the Parent’s Certificate of Incorporation (“Common Stock”), equal to the quotient of (x) the Convertible Amount divided by (y) the Conversion Price, rounded down to the nearest whole share. “Conversion Price” shall mean $3.415 per share subject to adjustments for: (i) stock splits and reverse stock splits; (ii) the Parent’s making or issuing a dividend payable in additional shares of Common Stock; and (iii) reorganization, recapitalization, consolidation, amalgamation or merger involving the Parent in which the shares of Common Stock are converted into or exchanged for securities, cash or other property.
Without prior approval of the shareholders of Parent, in no event shall the number of shares of Common Stock issued or issuable hereunder as a result of conversion exceed the number of shares that may be issued without shareholder approval as determined by applicable law or stock exchange regulation.
All other terms and conditions of the Note shall remain as provided in the Note. Further terms not otherwise defined in this letter shall have the meaning as defined in the Note. The parties shall enter into an amended and restated Note to reflect the terms of this letter within thirty (30) days of the date hereof.
Please indicate your acceptance of the terms of this letter by signing below.
[signature page to follow]

Plot 1649, Olosa Street Ι Victoria Island, Lagos, Nigeria Ι Tel: +234 1 4603357-9 Ι Fax: +234 1 2704271
Dr. Kase Lukman Lawal, Chairman
Kamoru A. Lawal, Mickey Lawal, Iyabo Adegbemile, Kio Clement Bestmann, Adekule Alli, Olayide Olufemi, Directors

Sincerely,

ACKNOWLEDGED AND AGREED TO BY:

Plot 1649, Olosa Street Ι Victoria Island, Lagos, Nigeria Ι Tel: +234 1 4603357-9 Ι Fax: +234 1 2704271
Dr. Kase Lukman Lawal, Chairman
Kamoru A. Lawal, Mickey Lawal, Iyabo Adegbemile, Kio Clement Bestmann, Adekule Alli, Olayide Olufemi, Directors